Exhibit 99.1

Advanced BioPhotonics Inc. and the Yale University School of Medicine Enter Into Pilot Site Agreement

    BOHEMIA, N.Y.--(BUSINESS WIRE)--Feb. 21, 2006--

  Yale University School of Medicine to Serve as a Pilot Site to Test
      the Use of Company's DIRI(R) Technology in Plastic Surgery
                             Applications

    Advanced BioPhotonics, Inc. (OTCBB: ABPH) (Frankfurt/FSE: YP2), a developer of next-generation medical imaging applications using advanced infrared technology announced today that it has entered into a pilot site agreement with Yale University School of Medicine's Department of Surgery. The project will investigate the use of Advanced BioPhotonics' DIRI(R) brand of dynamic infrared imaging in mapping vascular perforator vessels and post-op monitoring of flap viability in reconstructive breast surgery.
    "Based on earlier work done at the University of Geneva, the Company believes that perforator vessel localization represents a very promising application where we may be able to demonstrate faster and more accurate vascular assessment," said Denis O'Connor, CEO of Advanced BioPhotonics. "We feel that this application represents a very important early market for our BioScanIR(R) product and are delighted to be working with an institution as prestigious as Yale University School of Medicine in this area."
    To conduct this study, which is scheduled to start later this month, Yale will employ the Company's BioScanIR(R) System, a functional medical imaging modality that provides a fast, non-invasive, radiation-free method for detecting diseases that affect blood perfusion. The agreement is for a period of one year.

    About Advanced BioPhotonics

    Advanced BioPhotonics Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared technology for the observation and measurement of changes of photonic activity within tissue. Advanced BioPhotonics provides imaging technology for clinicians and researchers for, disease detection and disease management and drug discovery applications.
    Advanced BioPhotonics' mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

    This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

    CONTACT: The Investor Relations Group
             Erika Moran, 212-825-3210
             Fax: 212-825-3229
             http://www.advancedbp.com